Exhibit 99.1

Silo Pharma Issues Letter to Shareholders Detailing Development Progress
and Potential for Lead Assets Targeting PTSD and Chronic Pain

●	IND submission for intranasal SPC-15 treatment expected in 2025; Phase 1 clinical trial to follow upon approval

●	SP-26 ketamine implants nearing first animal studies

SARASOTA, FL, January 2, 2025 (GLOBE NEWSWIRE) -- Silo Pharma, Inc. (Nasdaq: SILO) (“Silo” “we,” “us,” “our,” or the “Company”), a developmental stage biopharmaceutical company focused on developing novel formulations and drug delivery systems for traditional therapeutics and psychedelic treatments, today issued a letter to shareholders highlighting the Company’s progress and potential for its lead assets SPC-15 and SP-26 as treatments for mental health and chronic pain management, respectively. The letter, in its entirety, is reprinted below.

Dear fellow Silo Pharma shareholders,

Silo Pharma is gaining momentum along its path to first-in-human trials for lead candidate SPC-15, an intranasal prophylactic targeting PTSD and stress induced anxiety disorder. We are currently conducting a GLP-compliant pharmacokinetic and pharmacodynamic study and believe this will be the final data required before we submit an investigational new drug (IND) application to the FDA. I’m proud to report that we are getting closer to in-human trials.

In addition to SPC-15, we are advancing development of our SP-26 ketamine implant and continuing studies of our other investigational drugs. Each of these novel and potentially transformative therapies are tied to exclusive collaborations with world-class medical research partners, bringing valuable IP, assets and time-to-market advantages for Silo.

Through our ongoing commitment to developing novel therapeutics that address underserved conditions, Silo has created a robust platform of innovative solutions for mental health, chronic pain, and neurology.

SPC-15 | Intranasal PTSD Treatment

For our lead program, SPC-15, we completed a pre-IND meeting with the U.S. Food and Drug Administration (FDA) in September 2024 regarding our development plan. The primary purpose of the meeting was to align with the FDA on the 505(b)(2) regulatory pathway for approval of SPC-15 as we prepare for an expected IND submission in 2025, followed by a Phase 1 clinical trial in PTSD upon approval of our IND. This would be a significant milestone for Silo.

While the initial indications for SPC-15 are PTSD and stress, our pre-clinical data could also support a possible Phase 1 trial of SPC-15 as a treatment for eating disorders and anorexia. Additionally, promising results from another pre-clinical study showed that a dual-action approach of combining SPC-15, a 5-HT4R agonist, with an NMDA receptor (NMDAR) antagonist enhanced efficacy as compared to either agent alone for the treatment of major depressive disorder (MDD) and other severe stress-related conditions.

Columbia University, our collaboration partner for pre-clinical development, granted Silo an exclusive global license to further develop, manufacture, and commercialize SPC-15 worldwide.

SP-26 | Ketamine-Loaded Implants

We continued our progress in the development and formulation of our novel SP-26 ketamine implants targeting fibromyalgia and chronic pain during 2024, and animal testing is scheduled to begin in early 2025. The unique design and development of the subcutaneous insertion device is expected to support sustained relief of chronic pain using a viable alternative to highly addictive opioid treatments.

Preclinical research to date has focused on ensuring that the safety profile of SP-26 aligns with FDA requirements for potential at-home therapeutic designation. If approved, SP-26 could become the first at-home injectable ketamine-based therapeutic.

We have initiated our first animal study to evaluate dosage, time release, and absorption of the drug, and we expect to share these results in early 2025.

Approval Pathways

If clinically successful, both SCP-15 and SP-26 could qualify for the FDA’s streamlined 505(b)(2) regulatory pathway for drug approval. Under Section 505(b)(2) of the Federal Food, Drug, and Cosmetics Act (FDCA), drug developers can use publicly available data on active ingredients in a compound for a new drug application (NDA). This streamlined pathway allows for significantly shortened clinical timelines and reduced clinical development costs as compared to the conventional full NDA process.

We believe this strategy could simplify our clinical plans and allow for a faster approval process, potentially accelerating our delivery of effective solutions for patients with access to few, if any, proven therapeutics.

Market Trends

The blood-brain barrier (BBB) is a major hurdle for the development of systemically delivered drugs targeting diseases of the central nervous system (CNS). Because of this barrier there is a huge unmet need for the treatment of these diseases, despite years of clinical research efforts across the pharmaceutical industry.1

For PTSD, there have been no new drug approvals in nearly 25 years for a condition that affects an estimated 3.9% of the world’s population.2 The Only FDA-approved drugs for fibromyalgia are two antidepressants and one anti-seizure medicine.3

Each of our neurology programs, SPC-14 for the treatment of Alzheimer’s disease and SPU-15 for the treatment of multiple sclerosis, address very large and growing markets. The Alzheimer’s disease treatment market shows projected growth to $30.8B in 2033, at 18.8% CAGR,4 and the global market for multiple sclerosis drugs is projected to grow to $38.9B by 2032, at a 7.9% CAGR.5

[1]	MDPI journals, Pharmaceutics, Novel Developments to Enable Treatment of CNS Diseases with Targeted Drug Delivery, March 2023.
[2]	FT Specialist, Endpoints in Focus, Lykos’ pain is others’ gain…., June 2024.
[3]	WebMD, Fibromyalgia: Treatment and Medications. February 2024.
[4]	Market.us, Alzheimer’s Disease Therapeutics Market Value to Reach USD 30.8 Billion by 2033 | Driven by the Advancements in Neurological Research. January 2024.
[5]	Fortune Business Insights, Multiple Sclerosis Drugs Market Size, Share & Industry Analysis… July 2024.

Creating Value

In closing, we believe our progress in 2024 sets us up for exciting developments and milestones for Silo in 2025. Our current balance sheet, with cash on hand and minimal debt, offers financial flexibility as we move forward with ongoing research and development of therapies with the potential to transform patient care.

Silo Pharma is committed to delivering compelling catalysts for value creation for our existing and future shareholders. We are enthusiastic about the future and grateful for your interest and continued support.

Sincerely,

Eric Weisblum

Chief Executive Officer

December 2024

About SPC-15

SPC-15 is a serotonin 5-HT4 receptor agonist designed to treat stress-induced disorders such as PTSD and anxiety. Delivered via an intranasal formulation, SPC-15 may qualify for the FDA’s streamlined 505(b)(2) regulatory pathway, potentially accelerating its approval process. Currently, Silo Pharma is collaborating with Columbia University on preclinical studies and holds exclusive rights to develop and commercialize SPC-15 globally.

About SP-26

SP-26 is a ketamine-based injectable dissolvable polymer implant for the treatment of chronic pain and fibromyalgia. The subcutaneous implant is being designed to safely regulate dosage and time release of the pain-relieving treatment. If clinically successful, SP-26 could qualify for the FDA’s streamlined 505(b)(2) regulatory pathway for drug approval.

About Silo Pharma

Silo Pharma Inc. (Nasdaq: SILO) is a developmental stage biopharmaceutical company developing novel therapeutics that address underserved conditions including stress-induced psychiatric disorders, chronic pain conditions, and central nervous system (CNS) diseases. Silo focuses on developing traditional therapies and psychedelic treatments in novel formulations and drug delivery systems. The Company’s lead program, SPC-15, is an intranasal treatment targeting PTSD and stress-induced anxiety disorders. SP-26 is a time-release ketamine-loaded implant for fibromyalgia and chronic pain relief. Silo’s two preclinical programs are SPC-14, an intranasal compound for the treatment of Alzheimer’s disease, and SPU-16, a CNS-homing peptide targeting multiple sclerosis (MS). Silo’s research and development programs are conducted through collaborations with universities and independent laboratories. For more information, visit www.silopharma.com and connect on social media at LinkedIn , X , and Facebook .

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified using words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential”, and similar expressions that are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties, and other factors that could cause the actual results of Silo Pharma, Inc. (“Silo” or “the Company”) to differ materially from the results expressed or implied by such statements, including changes to anticipated sources of revenues, future economic and competitive conditions, difficulties in developing the Company’s technology platforms, retaining and expanding the Company’s customer base, fluctuations in consumer spending on the Company’s products and other factors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company disclaims any obligations to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events, or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

Contact

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